Exhibit 99.1

Timberland Reports Fourth-Quarter and Full-Year 2007 Results and Announces Additional Reductions to Operating Expense Structure

STRATHAM, N.H.--(BUSINESS WIRE)--The Timberland Company (NYSE: TBL) today reported fourth-quarter 2007 net income of $24.1 million and diluted earnings per share (EPS) of $0.40. Fourth quarter diluted EPS was $0.52 when adjusted to exclude restructuring and related costs. These results compare to fourth-quarter 2006 net income of $36.2 million and diluted EPS of $0.58, or $0.61 when adjusted to exclude restructuring and related costs. Timberland also announced today that it has taken several additional actions to streamline its global operations which will result in incremental operating expense savings of $30 million. These actions, when combined with the Company’s previously announced decisions to license its U.S. apparel business, close underperforming retail stores and reorganize its U.S. sales and global product organizations, will result in $65 million of annual operating expense savings. The Company plans to invest incrementally in consumer-facing marketing spend, international expansion and other growth initiatives resulting in a recalibrated operating expense base for 2008 in the range of $550 million.

Fourth-Quarter Results Summary:

  Revenue fell 9.3% to $442.7 million as declines in boots and kids’ footwear and decreases in Timberland® apparel revenue in the U.S. offset strong gains in SmartWool® products, Timberland® casual and Timberland PRO® series footwear. Foreign exchange rate changes increased fourth-quarter 2007 revenues by approximately $13 million, or 2.6%, due to the strength of the Euro and the British Pound, and increased operating income by approximately $3 million.
  International revenue increased 5.0% to $184.1 million, but decreased 2.2% on a constant dollar basis. U.S. revenues declined 17.3% to $258.6 million, as soft retail conditions added to pressures on boots and kids’ sales.
  Apparel and accessories revenue grew 2.6% to $133.5 million, driven by double-digit growth of SmartWool® socks and apparel. These gains offset declines in Timberland® brand apparel, as the Company has experienced soft retail response while it transitions its North American apparel business to a licensing arrangement. Global footwear revenue fell 14.1% to $304.4 million as declines in boots and kids’ sales offset gains in casual footwear and the Timberland PRO® series.
  Global wholesale revenue decreased 14.9% to $289.3 million reflecting declines in boots and kids’ sales. Worldwide consumer direct revenue increased 3.4% to $153.4 million, as global door expansion was partially offset by a 6% comparable store sales decline.
  Restructuring and related charges of $9.6 million in the fourth quarter included $6.7 million for severance and related costs associated with Timberland’s initiative to rationalize its operating expense structure and transition to a more efficient global organization. The remaining $2.9 million of restructuring and related charges in the fourth quarter relate to lease termination and severance costs from the Company's decision to close certain retail locations.
  Operating income for the quarter was $32.4 million, down 44.2% from $58.0 million in the prior year. Operating income excluding restructuring and related costs was $42.0 million, 31.3% below the comparable prior year level. Profit declines reflected the revenue declines as well as gross margin pressures from higher levels of off-price sales and markdowns and increased product costs, which offset a 5% reduction in operating expenses excluding restructuring and related costs. During the fourth quarter, the Company reversed approximately $8 million in accruals, primarily related to incentive compensation as its annual operating performance fell below minimum requirements.
  For the fourth quarter 2007, the tax rate was 24.3%, due to the release of approximately $8 million of specific tax reserves related to the closure of certain audits during the quarter as anticipated. The full-year tax rate was 33.0%.
  In connection with its continuing stock buyback program, Timberland repurchased approximately 1.1 million shares in the fourth quarter at a total cost of $19.4 million. It ended the year with $143.3 million in cash and no debt. Inventory at quarter end was $201.9 million, up 8.1% versus 2006 fourth-quarter levels. Accounts receivable decreased 7.8% to $188.1 million.

For the full-year 2007, Timberland reported net income of $40.0 million and diluted EPS of $0.65, or $0.92 when adjusted to exclude restructuring and related costs. These results compare to full-year 2006 net income of $101.2 million and diluted EPS of $1.59, or $1.63 when adjusted to exclude restructuring and related costs.

For 2008, Timberland is targeting low-single digit revenue declines, operating expenses in the range of $550 million and flat to modest operating margin improvement excluding restructuring costs, compared with 2007 comparable results. As defined, 2007 comparable results exclude $24.7 million in restructuring and related costs, and approximately $30 million in revenues associated with stores targeted for closure that generated an operating loss of approximately $2 million. The Company believes that actions taken to rationalize its operating expense structure should offset continued soft market trends. Timberland anticipates its full year 2008 tax rate to be in the range of 40%.

The Company continues to target mid-single digit revenue declines and improved operating contribution excluding restructuring costs for the first half of 2008, compared with 2007 first half comparable results. As defined, 2007 first-half comparable results exclude $7.5 million in restructuring and related costs, and approximately $8 million in revenues associated with stores targeted for closure that generated an operating loss of approximately $2 million. Timberland also anticipates an additional $6 million in restructuring costs to be incurred in the first half of 2008 for charges associated with its retail closure plan and now believes total plan costs will be in the range of $16 million, slightly below its initial estimate.

Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, “2007 was a disappointing year for Timberland, and the results that we delivered to shareholders are below standard and unacceptable for an authentic brand with a deep and unique connection to consumers. However, during the year we made difficult decisions to simplify our business, including licensing our North American apparel business, closing underperforming retail stores globally and streamlining our global operations; actions that should enhance profitability going forward. Now we begin 2008 with a clear sense of where our strategy has missed the mark and a plan to address the challenges we are confronting as we rebuild Timberland’s strong relationship with consumers. We believe we are well positioned to compete in a challenging and uncertain business environment as we ended the year with no debt and a strong balance sheet.”

Note that comments made by the Company and Mr. Swartz are Timberland's performance targets, based on current expectations. These comments are forward-looking, and actual results may differ materially.

As previously announced, Timberland will be hosting a conference call to discuss fourth-quarter results today at 8:25 AM Eastern Time. Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling 617.597.5310 and providing access code number 38420735. Replays of this conference call will be available through the investor relations section of the Company’s website.

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland®, Timberland PRO®, SmartWool®, Timberland Boot Company™, Miōn®, GoLite® IPATH® and Howies® brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East. More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements regarding The Timberland Company’s future financial results, are subject to risks, uncertainties and assumptions and are not guarantees of future financial performance or expected benefits. These risks, uncertainties and assumptions could cause the results of The Timberland Company to be materially different from any future results or expected benefits expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to: (i) the Company’s ability to successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) the Company’s ability to execute key strategic initiatives; (iii) Timberland’s ability to procure a majority of its products from independent manufacturers; (iv) changes in foreign exchange rates; (v) Timberland’s ability to obtain adequate materials at competitive prices; (vi) the Company’s ability to profitably sell certain footwear products in European Member States in light of anti-dumping duties and measures imposed by the European Commission with respect to leather footwear imported from China and Vietnam and (vii) other factors, including those detailed from time to time in The Timberland Company’s filings made with the SEC. The Timberland Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release also includes discussion of constant dollar revenue changes, diluted EPS excluding restructuring and related costs, net income excluding restructuring and related costs, operating income excluding restructuring and related costs, and operating expense excluding restructuring and related costs, which are non-GAAP measures. As required by SEC rules, the Company has provided reconciliations of these measures on attached tables that follow its financial statements. Additional required information is located in the Form 8-K furnished to the SEC on February 7, 2008.

THE TIMBERLAND COMPANY UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)

	December 31, 2007	December 31, 2006

Assets
Current assets
Cash and equivalents	$143,274	$181,698
Accounts receivable, net	188,091	204,016
Inventory	201,932	186,765
Prepaid expense	41,572	42,130
Prepaid income taxes	17,361	12,353
Deferred income taxes	24,927	21,633
Derivative assets	-	176
Total current assets	617,157	648,771

Property, plant and equipment, net	87,919	94,640

Deferred income taxes	19,451	18,553

Goodwill and intangible assets, net	99,222	87,582

Other assets, net	12,596	10,831

Total assets	$836,345	$860,377

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$86,101	$110,031
Accrued expense and other current liabilities	108,903	122,734
Income taxes payable	19,215	49,938
Derivative liabilities	3,816	2,925
Total current liabilities	218,035	285,628

Other long-term liabilities	41,150	13,064

Total liabilities	259,185	298,692

Stockholders’ equity	577,160	561,685

Total liabilities and stockholders’ equity	$836,345	$860,377

THE TIMBERLAND COMPANY UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Amounts in Thousands, Except Per Share Data)

	For the Quarter Ended		For the Year Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Revenue	$442,702	$488,223	$1,436,451	$1,567,619
Cost of goods sold	242,123	260,560	771,723	823,446

Gross profit	200,579	227,663	664,728	744,173

Operating expense
Selling	132,799	129,190	464,689	452,236
General and administrative	25,816	37,379	116,201	125,433
Restructuring and related costs, net	9,600	3,048	24,659	3,868
Total operating expense	168,215	169,617	605,549	581,537

Operating income	32,364	58,046	59,179	162,636

Other income
Interest income/(expense), net	(541)	(497)	835	966
Other income/(expense), net	21	(1,146)	(289)	(5,962)
Total other income/(expense), net	(520)	(1,643)	546	(4,996)

Income before provision for income taxes	31,844	56,403	59,725	157,640

Provision for income taxes	7,737	20,192	19,726	56,435

Net income	$24,107	$36,211	$39,999	$101,205

Earnings per share
Basic	$.40	$.59	$.65	$1.62
Diluted	$.40	$.58	$.65	$1.59

Weighted-average shares outstanding
Basic	60,445	61,341	61,087	62,510
Diluted	60,866	62,526	61,659	63,690

THE TIMBERLAND COMPANY UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in Thousands)

	For the Year Ended

	December 31, 2007	December 31, 2006
Cash flows from operating activities:
Net income	$39,999	$101,205
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	(3,993)	(11,207)
Share-based compensation	9,051	19,610
Depreciation and other amortization	31,307	27,885
Provision for asset impairment	5,817	-
Tax benefit from share-based compensation, net of excess benefit	(1,095)	(95)
Unrealized (gain)/loss on derivatives	(2,749)	8,793
Non-cash charges/(credits), net	3,798	686
Increase/(decrease) in cash from changes in working capital:
Accounts receivable	24,653	(27,292)
Inventory	(12,010)	(16,315)
Prepaid expense	154	(6,395)
Accounts payable	(26,155)	9,728
Accrued expense	(16,496)	18,070
Other liability	4,462	(3,013)
Income taxes prepaid and payable, net	(18,135)	(9,970)
Net cash provided by operating activities	38,608	111,690

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(12,843)	(6,381)
Additions to property, plant and equipment	(30,479)	(36,590)
Other	(1,073)	(4,409)
Net cash used by investing activities	(44,395)	(47,380)

Cash flows from financing activities:
Common stock repurchases	(47,748)	(120,719)
Issuance of common stock	12,574	16,407
Excess tax benefit from share-based compensation	1,101	4,406
Net cash used by financing activities	(34,073)	(99,906)

Effect of exchange rate changes on cash and equivalents	1,436	4,131

Net decrease in cash and equivalents	(38,424)	(31,465)
Cash and equivalents at beginning of period	181,698	213,163
Cash and equivalents at end of period	$143,274	$181,698

THE TIMBERLAND COMPANY UNAUDITED REVENUE ANALYSIS (Amounts in Thousands)

	For the Quarter Ended			For the Year Ended
	December 31, 2007	December 31, 2006	Change	December 31, 2007	December 31, 2006	Change
Revenue by Segment:
U.S. Wholesale	$177,919	$227,365	-21.7%	$509,762	$647,889	-21.3%
U.S. Consumer Direct	80,703	85,510	-5.6%	191,440	197,667	-3.2%
Total U.S.	258,622	312,875	-17.3%	701,202	845,556	-17.1%

International	$184,080	$175,348	5.0%	$735,249	$722,063	1.8%

Revenue by Product:
Footwear	$304,360	$354,237	-14.1%	$1,004,808	$1,126,931	-10.8%
Apparel and Accessories	133,474	130,069	2.6%	411,620	422,435	-2.6%
Royalty and Other	4,868	3,917	24.3%	20,023	18,253	9.7%

Revenue by Channel:
Wholesale	$289,306	$339,819	-14.9%	$1,043,234	$1,191,618	-12.5%
Consumer Direct	153,396	148,404	3.4%	393,217	376,001	4.6%

Comparable Store Sales:
Domestic Retail	-9.3%	-12.1%		-5.5%	-9.6%
Global Retail	-5.5%	-11.8%		-4.8%	-8.7%

THE TIMBERLAND COMPANY UNAUDITED RECONCILIATION OF TOTAL AND INTERNATIONAL REVENUE INCREASES/(DECREASES) TO CONSTANT DOLLAR REVENUE INCREASES/(DECREASES) (Amounts in Thousands)

Total Company Revenue Reconciliation:

	For the Quarter Ended December 31, 2007
	$ Change	% Change
Revenue decrease (GAAP)	$(45,521)	-9.3%
Increase due to foreign exchange rate changes	12,692	2.6%
Revenue decrease in constant dollars	$(58,213)	-11.9%

International Revenue Reconciliation:

	For the Quarter Ended December 31, 2007
	$ Change	% Change
Revenue increase (GAAP)	$8,732	5.0%
Increase due to foreign exchange rate changes	12,692	7.2%
Revenue decrease in constant dollars	$ (3,960)	-2.2%

Constant dollar revenue changes, which exclude the impact of changes in foreign exchange rates, are not Generally Accepted Accounting Principle (“GAAP”) performance measures. We provide constant dollar revenue changes for total Company and International revenues because we use the measures to understand revenue changes excluding the impact of items which are not under management’s direct control, such as changes in foreign exchange rates.

THE TIMBERLAND COMPANY UNAUDITED RECONCILIATION OF DILUTED EPS TO DILUTED EPS EXCLUDING RESTRUCTURING AND RELATED COSTS

	For the Quarter Ended December 31, 2007	For the Quarter Ended December 31, 2006
Diluted EPS (GAAP)	$.40	$.58
Per share impact of restructuring and related costs	.12	.03
Diluted EPS excluding restructuring and related costs	$.52	$.61
	For the Year Ended December 31, 2007	For the Year Ended December 31, 2006
Diluted EPS (GAAP)	$.65	$1.59
Per share impact of restructuring and related costs	.27	.04
Diluted EPS excluding restructuring and related costs	$.92	$1.63

UNAUDITED RECONCILIATION OF NET INCOME TO NET INCOME EXCLUDING RESTRUCTURING AND RELATED COSTS (Dollars in Thousands)

	For the Quarter Ended December 31, 2007	For the Quarter Ended December 31, 2006
Net income (GAAP)	$24,107	$36,211
Restructuring and related costs, net of tax	7,268	1,957
Net income excluding restructuring and related costs	$31,375	$38,168
	For the Year Ended December 31, 2007	For the Year Ended December 31, 2006
Net income (GAAP)	$39,999	$101,205
Restructuring and related costs, net of tax	16,515	2,483
Net income excluding restructuring and related costs	$56,514	$103,688

UNAUDITED RECONCILIATION OF OPERATING INCOME TO OPERATING INCOME EXCLUDING RESTRUCTURING AND RELATED COSTS (Dollars in Thousands)

	For the Quarter Ended December 31, 2007	For the Quarter Ended December 31, 2006
Operating income (GAAP)	$32,364	$58,046
Restructuring and related costs	9,600	3,048
Operating income excluding restructuring and related costs	$41,964	$61,094

UNAUDITED RECONCILIATION OF OPERATING EXPENSE TO OPERATING EXPENSE EXCLUDING RESTRUCTURING AND RELATED COSTS (Dollars in Thousands)

	For the Quarter Ended December 31, 2007	For the Quarter Ended December 31, 2006
Operating expense (GAAP)	$168,215	$169,617
Restructuring and related costs	9,600	3,048
Operating expense excluding restructuring and related costs	$158,615	$166,569

Diluted EPS, Net income, Operating income and Operating expense excluding restructuring and related costs are not Generally Accepted Accounting Principle (“GAAP”) performance measures. We provide diluted EPS, Net income, Operating income and Operating expense excluding restructuring and related costs because they are used to analyze the earnings of the Company. Management believes these measures are a reasonable reflection of the earnings levels from ongoing business activities.

CONTACT:
The Timberland Company
Karen Blomquist, 603-773-1655
Senior Manager, Investor Relations